UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 20, 2021

Crown Electrokinetics Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-249833	47-5423944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1110 NE Circle Blvd.

Corvallis, Oregon 97330

(Address of Principal Executive Offices)

(800) 674-3612

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CRKN	NASDAQ Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 20, 2021, Crown Electrokinetics Corp., a Delaware corporation (the “Company”) hired Edward Kovalik, age 46, as President and Chief Operating Officer.

Mr. Kovalik has served as a member of the Company’s Board of Directors since December 2020. Prior to his appointment as the Company’s President and Chief Operating Officer, Mr. Kovalik was the Chief Executive Officer of Unity National Financial Services, a minority-owned boutique investment bank. He is also a co-Founder of Prairie Partners, a renewable energy investor in utility-scale solar and wind projects. Prior to Unity National, Mr. Kovalik was the co-Founder and, from April 2012 through October 2020, the Chief Executive Officer of KLR Group (“KLR”), a merchant bank focused on the Energy sector. Mr. Kovalik also served as the Chief Executive Officer of Seawolf and the President of KLR Energy Group, a special purpose acquisition company, both of which were portfolio companies of KRL. His expertise includes private and public offerings of debt and equity, M&A, and fund management. While at KLR, Mr. Kovalik led the creation of Rosehill Resources, an independent oil & gas company created through a merger of KLR’s SPAC with Tema Oil & Gas. Mr. Kovalik also led the creation of Seawolf Water, a premier provider of water solutions to the oil & gas industry, for which he also served as Chief Executive Officer. Prior to KLR, Mr. Kovalik served as the Head of Capital Markets at Rodman & Renshaw, the highest ranked PIPEs practice in the United States from 2005 to 2011. He has served on multiple private and public boards of directors and is a member of NACD, the National Association of Corporate Directors.

Pursuant to his employment agreement with the Company, Mr. Kovalik will receive an annual base salary of $550,000, plus an annual bonus payable at the Company’s sole discretion based on performance targets to be established by the Company’s Board of Directors. In addition, Mr. Kovalik received a sign-on bonus of 400,000 restricted stock awards, which vest in equal monthly installments over a period of 36 months, pursuant to the Company’s long-term incentive plan, and a relocation bonus of $120,000.

Prior to his appointment as the Company’s President and Chief Operating Officer, Mr. Kovalik served as the Chairman of the Audit Committee and the Compensation Committee of the Board of Directors. Mr. Kovalik will be replaced on such committees by one of the Company’s independent directors.

On February 25, 2021, the Company also appointed Kai Sato as the Company’s Co-President and Chief Marketing Officer. Mr. Sato is the founder of Kaizen Reserve, Inc., a venture capital advisory firm for corporations and family offices, helping align their existing assets with synergistic startups. He is also an investment fund advisor and former entrepreneur-in-residence to Hatch, a global startup accelerator focused on helping feed the world through sustainable aquaculture technologies. Previously, he was the chief innovation officer of Rubicon Resources. Prior to that, he spent several years as a co-founder and board member of FieldLevel. He has been a contributor to publications like Inc., Entrepreneur, and Huffpost. He has also spoken at an array of industry conferences, including SXSW. Kai is an independent board member of SportTechie, advises a range of startups, and serves as a mentor to various accelerators, including Techstars. He lives with his wife in Los Angeles, where they support scholarship programs dedicated to empowering disadvantaged youth through education. He was a Presidential Scholar at the University of Southern California, graduating from its Marshall School of Business.

Mr. Sato will receive an annual base salary of $550,000, plus an annual bonus payable at the Company’s sole discretion based on performance targets to be established by the Company’s Board of Directors. In addition, Mr. Sato received a sign-on bonus of 400,000 restricted stock awards, which vest in equal monthly installments over a period of 36 months, pursuant to the Company’s long-term incentive plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2021

Crown Electrokinetics Corp.

By:	/s/ Doug Croxall
Name:	Doug Croxall
Title:	Chief Executive Officer

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